Exhibit 99.1

Pitney Bowes Announces Third Quarter Results for 2008

STAMFORD, Conn.--(BUSINESS WIRE)--November 3, 2008--Pitney Bowes Inc. (NYSE:PBI) today reported third quarter 2008 financial results.

The company’s third quarter revenue increased 3 percent to $1.5 billion and adjusted income from continuing operations was $139 million. Adjusted income for the quarter excludes pre-tax charges of $40 million related to previously announced restructuring initiatives to reduce costs, accelerate operational improvements and transition the company’s product lines. Adjusted income also excludes $9 million of pre-tax charges related to impairments of certain intangible assets in the Management Services and Marketing Services segments. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported income from continuing operations of $100 million and net income of $98 million.

Adjusted earnings per diluted share from continuing operations for the third quarter was $0.67, which compares with $0.63 for the prior year. On a GAAP basis, the company reported earnings per diluted share from continuing operations of $0.48 for the quarter, compared with $0.58 per diluted share for the prior year. Earnings per diluted share for the quarter was $0.47 including discontinued operations, compared with $0.58 in the prior year.

The company’s results for the quarter are further summarized in the table below:

Third Quarter
Adjusted EPS	$0.67
Restructuring & Asset Impairments	($0.19)
GAAP EPS from Continuing Operations	$0.48
Discontinued Operations	($0.01)
GAAP EPS	$0.47

Free cash flow for the quarter was $252 million, while on a GAAP basis cash from operations was $281 million. Year-to-date, free cash flow was $653 million, while on a GAAP basis cash from operations was $742 million.

During the quarter, the company used $73 million of cash for dividends and $61 million to buy back 1.7 million of its shares. The remaining authorization for future share repurchases was $73 million at the end of the third quarter. Year-to-date, the company has returned $553 million to shareholders in the form of dividends and share repurchases.

Commenting on the company’s performance, President and CEO Murray D. Martin noted, “Our business model of high recurring revenue and our diverse customer base provide us with a measure of stability as these turbulent economic events unfold around the world. The rapid and significant appreciation of the U.S. dollar near the end of the quarter resulted in a slightly negative impact on earnings versus the prior year and had a $0.03 negative impact on the third quarter versus the second quarter earnings.

“Concerns about the availability of credit and the status of the economy have delayed some customers’ buying decisions, particularly for large ticket sales in our software and production mail businesses. However, aggressive cost management, as part of the transition initiatives we began at the end of last year, reduced our cost structure as a percent of revenue, and improved our year-over-year EBIT margins in U.S. Mailing, International Mailing, U.S. Management Services, Production Mail, and Marketing Services.

“We continue to generate very strong free cash flow and expect that trend to continue. In fact, we are forecasting annual free cash flow in excess of $800 million, marking our third and largest increase in our outlook this year.

“The combination of our business model, strong free cash flow, and excellent credit ratings has allowed us continuous access to the commercial paper markets. We have issued commercial paper at more normal maturity levels and at favorable interest rates, even during this period of market uncertainty. Our strong liquidity position enables us to satisfy all of our financing needs. We will continue to be prudent on how we spend and invest our cash to maximize shareholder return.”

Business Segment Results

Mailstream Solutions revenue was $1.1 billion which was equal to last year, while earnings before interest and taxes (EBIT) grew 3 percent to $291 million when compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing’s revenue declined 5 percent to $549 million and EBIT declined one percent to $223 million. Because of actions the company has taken to reduce costs, the EBIT margin for U.S. Mailing improved to 40.6 percent. The decline in revenue was due primarily to lower mailing equipment and supplies sales as many government and major account customers deferred upgrade decisions for new equipment or extended leases on existing equipment.

International Mailing’s revenue grew 7 percent to $272 million and EBIT increased 23 percent to $41 million. Revenue growth benefited from increased rentals in France; increased equipment sales in Norway, other parts of Europe, and Asia; and continued good growth in supplies. Revenue growth also benefited by about 4 percent from favorable currency translation and by about 2 percent from acquisitions. EBIT margin comparisons with the prior year were favorably affected by an improving administrative cost structure in Europe.

Worldwide revenue for Production Mail grew 2 percent to $155 million and EBIT increased 37 percent to $23 million. Favorable currency translation contributed about 2 percent to revenue growth. Revenue growth from higher equipment placements in the UK, Germany and other parts of Europe was offset by lower equipment sales in the U.S., where economic uncertainty has slowed large-ticket capital investment for many large financial services companies. The EBIT margin improved due to aggressive cost actions in anticipation of delayed buying decisions.

Software revenue increased 7 percent to $94 million while EBIT decreased 39 percent to $3 million. Revenue was flat, when compared with the prior year, after excluding the effect of acquisitions, which contributed about 7 percent to revenue growth. Software sales were adversely affected by the ongoing weak economic conditions worldwide causing some large enterprise accounts to continue to postpone their purchase decisions. The decline in EBIT margin was due to the planned global investment in sales and marketing, increased investment in research and development, as well as lower revenue growth.

Mailstream Services reported revenue growth of 9 percent to $478 million, while EBIT declined one percent to $38 million when compared with the prior year.

Within Mailstream Services:

Management Services’ revenue increased 4 percent to $288 million while EBIT decreased 6 percent to $16 million. The segment’s revenue growth for the quarter benefited from last year’s acquisition of a French business services company, which added about 6 percent to revenue growth, and favorable currency translation, which added about one percent to revenue growth. Revenue growth was adversely affected by lower transaction volumes for some customers, especially in the U.S. financial services sector. EBIT margin in the segment benefited from improvements in the U.S., where the margin increased to our near-term target of 10 percent because of the company’s focus on productivity initiatives. However, the margin benefits from the U.S. actions were more than offset by the costs associated with the acquisition in France.

Mail Services revenue grew 25 percent to $140 million, while EBIT decreased one percent to $15 million. Revenue growth was driven by both presort and international mail services. Acquisitions added about 14 percent to revenue growth. As has been the case in past expansion periods, the EBIT benefits from operating leverage were more than offset in the quarter by the costs associated with the acquisition of a multi-site presort operation in the U.S. and two UK international mail services sites. The company expects positive EBIT margin contributions from these sites in 2009 as they become fully integrated.

Marketing Services revenue increased 4 percent to $50 million and EBIT increased 15 percent to $6 million. The company’s phased exit from the motor vehicle registration services program adversely affected the segment’s revenue growth, while positively impacting EBIT margin versus the prior year.

2008 Guidance

Based upon the year-to-date results and the outlook for the remainder of the year, the company’s full-year free cash flow is expected to exceed $800 million. The company has revised its revenue growth expectations for the year to 2 to 4 percent and its expected adjusted earnings per diluted share from continuing operations for the year to $2.75 to $2.82, primarily due to the rapid and significant strengthening of the U.S. dollar, as well as the uncertainty resulting from the weak economic environment. This guidance is based on exchange rates in effect on October 31, 2008.

Based on actions identified to date, the company expects to incur full-year pre-tax charges for restructuring and asset impairments of approximately $100 million or $0.35 per diluted share, of which $85 million or $0.30 per diluted share has been recorded during the first nine months of the year. The company is identifying further actions before the end of the year to reduce its cost structure and improve operational efficiency.

On a GAAP basis, earnings per diluted share from continuing operations is expected to be in the range of $2.37 to $2.44.

The 2008 earnings guidance is summarized in the table below.

Continuing Operations	Full Year 2008	Full Year 2007
Adjusted EPS	$2.75 to $2.82	$2.72
Restructuring & Asset Impairments	($0.35)	($0.87)
Tax Adjustments	($0.03)	($0.16)
MapInfo Accounting	N/A	($0.05)
GAAP EPS	$2.37 to $2.44	$1.63*

* Note: The sum of the EPS amounts do not equal the totals above due to rounding

In conclusion Mr. Martin noted, “While we anticipate continued economic uncertainty for the remainder of 2008 and into 2009, our products and services are designed to provide efficiencies, cost savings and revenue growth opportunities for our customers. We will also continue to aggressively manage our cost structure. As a result, we believe we are well positioned to continue to grow our earnings in the fourth quarter and during 2009 despite these market challenges.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes engineers the flow of communication. The company is a $6.4 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis, adjusted income from continuing operations, and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transition initiatives, restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income and income from continuing operations, for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of September 30, 2008. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue, and our expected diluted earnings per share for the full year 2008. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; changes in foreign currency exchange rates; changes in tax rates; and changes in postal regulations, as more fully outlined in the company's 2007 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2008 and 2007, and consolidated balance sheets at September 30 and June 30, 2008, are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Equipment sales	$296,520	$307,897	$910,883	$961,868
Supplies	96,864	95,497	305,750	292,197
Software	100,092	92,256	314,617	223,580
Rentals	182,850	183,452	553,658	552,433
Financing	195,632	201,241	591,834	586,658
Support services	193,516	185,520	579,996	564,597
Business services	482,199	442,414	1,452,978	1,284,215

Total revenue	1,547,673	1,508,277	4,709,716	4,465,548

Costs and expenses:
Cost of equipment sales	157,593	164,659	484,988	481,873
Cost of supplies	26,382	27,061	80,673	77,909
Cost of software	25,917	21,749	80,107	54,373
Cost of rentals	36,252	42,630	114,227	128,312
Cost of support services	113,581	108,011	343,507	320,832
Cost of business services	375,949	345,024	1,138,249	1,008,647
Selling, general and administrative	478,914	479,772	1,473,098	1,393,289
Research and development	53,008	47,691	156,176	138,364
Interest, net	54,560	60,386	167,464	179,654
Restructuring charges and asset impairments	49,229	4,300	85,137	4,300
Other expense (income)	-	(380)	-	(380)

Total costs and expenses	1,371,385	1,300,903	4,123,626	3,787,173

Income from continuing operations
before income taxes and minority interest	176,288	207,374	586,090	678,375

Provision for income taxes	69,456	73,272	215,389	234,566
Minority interest (preferred stock dividends of subsidiaries)
	6,540	4,862	16,134	14,404

Income from continuing operations	100,292	129,240	354,567	429,405
Loss from discontinued operations, net of tax	(2,063)	(1,565)	(8,726)	(4,695)

Net income	$98,229	$127,675	$345,841	$424,710

Basic earnings per share of common stock:
Continuing operations	$0.48	$0.59	$1.70	$1.96
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.02)

Net income	$0.47	$0.58	$1.65	$1.94

Diluted earnings per share of common stock:
Continuing operations	$0.48	$0.58	$1.68	$1.93
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.02)

Net income	$0.47	$0.58	$1.64	$1.91

Average common and potential common shares outstanding
	208,655,671	221,027,506	210,586,568	222,280,355

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007	Change
Third Quarter

Revenue

U.S. Mailing	$549,360	$575,782	(5%)
International Mailing	271,727	254,001	7%
Production Mail	154,554	151,857	2%
Software	94,221	88,437	7%
Mailstream Solutions	1,069,862	1,070,077	(0%)

Management Services	287,989	278,167	4%
Mail Services	139,689	111,785	25%
Marketing Services	50,133	48,248	4%
Mailstream Services	477,811	438,200	9%

Total Revenue	$1,547,673	$1,508,277	3%

EBIT (1)

U.S. Mailing	$223,141	$226,061	(1%)
International Mailing	41,123	33,424	23%
Production Mail	23,183	16,877	37%
Software	3,167	5,159	(39%)
Mailstream Solutions	290,614	281,521	3%

Management Services	16,064	17,140	(6%)
Mail Services	15,467	15,702	(1%)
Marketing Services	6,126	5,310	15%
Mailstream Services	37,657	38,152	(1%)

Total EBIT	328,271	319,673	3%

Unallocated amounts:
Interest, net	(54,560)	(60,386)
Corporate expense	(48,194)	(47,993)
Restructuring charges and
asset impairments	(49,229)	(4,300)
Other income, net	-	380
Income before income taxes	$176,288	$207,374

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007	Change
Year To Date

Revenue

U.S. Mailing	$1,652,794	$1,793,830	(8%)
International Mailing	882,145	764,241	15%
Production Mail	439,358	426,393	3%
Software	296,134	209,809	41%
Mailstream Solutions	3,270,431	3,194,273	2%

Management Services	891,078	825,878	8%
Mail Services	399,875	321,842	24%
Marketing Services	148,332	123,555	20%
Mailstream Services	1,439,285	1,271,275	13%

Total Revenue	$4,709,716	$4,465,548	5%

EBIT (1)

U.S. Mailing	$667,622	$734,208	(9%)
International Mailing	142,520	116,311	23%
Production Mail	47,116	42,462	11%
Software	15,962	17,033	(6%)
Mailstream Solutions	873,220	910,014	(4%)

Management Services	52,931	53,929	(2%)
Mail Services	49,836	38,472	30%
Marketing Services	11,405	6,449	77%
Mailstream Services	114,172	98,850	16%

Total EBIT	987,392	1,008,864	(2%)

Unallocated amounts:
Interest, net	(167,464)	(179,654)
Corporate expense	(148,701)	(146,915)
Restructuring charges and
asset impairments	(85,137)	(4,300)
Other income, net	-	380

Income before income taxes	$586,090	$678,375

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets					09/30/08	06/30/08
Current assets:
Cash and cash equivalents					$458,786	$429,412
Short-term investments					22,597	26,842
Accounts receivable, less allowances:
	09/08	$47,871	06/08	$51,406	829,963	880,918
Finance receivables, less allowances:
	09/08	$42,227	06/08	$43,985	1,450,981	1,481,158
Inventories					204,606	214,110
Current income taxes					76,633	92,392
Other current assets and prepayments					256,346	263,806

	Total current assets				3,299,912	3,388,638

Property, plant and equipment, net					591,940	610,080
Rental property and equipment, net					407,220	430,255
Long-term finance receivables, less allowances:
	09/08	$26,189	06/08	$28,803	1,459,957	1,506,636
Investment in leveraged leases					237,417	242,853
Goodwill					2,311,588	2,393,229
Intangible assets, net					411,086	439,405
Non-current income taxes					43,580	31,659
Other assets					611,678	610,884

Total assets					$9,374,378	$9,653,639

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities					$1,876,174	$1,915,896
Current income taxes					159,939	112,639
Notes payable and current portion of long-term obligations					985,196	866,862
Advance billings					547,401	593,666

	Total current liabilities				3,568,710	3,489,063

Deferred taxes on income					470,506	495,828
FIN 48 uncertainties and other income tax liabilities					303,881	298,962
Long-term debt					3,872,580	4,013,910
Other non-current liabilities					408,823	427,993

	Total liabilities				8,624,500	8,725,756

Preferred stockholders' equity in
subsidiaries					374,165	384,165

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible					7	7
Cumulative preference stock, no par value, $2.12 convertible					977	983
Common stock, $1 par value					323,338	323,338
Capital in excess of par value					253,993	248,681
Retained earnings					4,260,150	4,234,666
Accumulated other comprehensive income					(7,112)	134,629
Treasury stock, at cost					(4,455,640)	(4,398,586)

	Total stockholders' equity				375,713	543,718

Total liabilities and stockholders' equity					$9,374,378	$9,653,639

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

GAAP income from continuing operations after income taxes, as reported
	$100,292	$129,240	$354,567	$429,405
Restructuring charges and asset impairments	39,117	2,460	61,862	2,460
Tax adjustment	-	3,602	6,480	3,602
MapInfo Purchase accounting	-	3,864	322	9,079
Other items, net	-	(219)	-	(219)
Income from continuing operations after income taxes, as adjusted
	$139,409	$138,947	$423,231	$444,327

GAAP diluted earnings per share from continuing operations, as reported
	$0.48	$0.58	$1.68	$1.93
Restructuring charges and asset impairments	0.19	0.01	0.29	0.01
Tax adjustment	-	0.02	0.03	0.02
MapInfo Purchase accounting	-	0.02	0.00	0.04
Other items, net	-	(0.00)	-	(0.00)
Diluted earnings per share from continuing operations, as adjusted
	$0.67	$0.63	$2.01	$2.00

GAAP net cash provided by operating activities, as reported
	$280,848	$289,789	$741,702	$696,765
Capital expenditures	(54,632)	(73,592)	(169,978)	(202,013)
Restructuring payments and discontinued operations	28,941	6,142	66,451	28,532
Loss on redemption of preferred stock issued by a subsidiary
	(1,777)	-	(1,777)	-
Reserve account deposits	(1,835)	17,002	16,617	26,506

Free cash flow, as adjusted	$251,545	$239,341	$653,015	$549,790

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Editorial –
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
OR
Financial –
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com